Exhibit 99.1

PORTMAN RIDGE FINANCE CORPORATION AND HARVEST CAPITAL CREDIT CORPORATION Announce ELECTION DEADLINE FOR HCAP STOCKHOLDERS TO ELECT FORM OF CONSIDERATION

NEW YORK, May 25, 2021 — Harvest Capital Credit Corporation (NASDAQ: HCAP) (“HCAP”) and Portman Ridge Finance Corporation (NASDAQ: PTMN) (“PTMN”) today announced that the deadline (the “Election Deadline”) for HCAP’s stockholders of record to elect to receive cash consideration in lieu of shares of PTMN common stock in connection with the pending merger of PTMN and HCAP (the “Merger”) is 5:00 p.m., Eastern Time, on June 2, 2021.  The Election Deadline is based on PTMN’s and HCAP’s expectation that HCAP’s special meeting of stockholders to approve matters relating to the Merger will be held as scheduled on June 7, 2021.

The terms of the proposed Merger are set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 23, 2020, by and among PTMN, Rye Acquisition Sub Inc., a direct wholly-owned subsidiary of PTMN, HCAP, and Sierra Crest Investment Management LLC, the external investment adviser to PTMN (“Sierra Crest”). If the Merger is consummated, among other transactions, HCAP will merge with and into PTMN, with the combined company to be managed by Sierra Crest, an affiliate of BC Partners Advisors L.P. The completion of the Merger is subject to satisfaction or waiver or certain customary closing conditions contained in the Merger Agreement, including receipt of the requisite approval from HCAP stockholders.

Under the terms of the Merger Agreement, if the Merger is completed, HCAP stockholders (other than HCAP, PTMN and their subsidiaries) will be entitled to receive, in the aggregate:

●	a cash payment from Sierra Crest of $2.15 million in the aggregate, or approximately $0.36 per share of HCAP common stock, plus

●	consideration per share equal to HCAP’s net asset value per share as of a date within two days prior to closing, funded using shares of PTMN’s common stock (valued at 100% of PTMN’s net asset value per share as of the same date within two days prior to the closing of the Merger) and, to the extent the required number of PTMN shares exceeds 19.9% of the issued and outstanding shares of PTMN common stock immediately prior to the Merger closing, cash consideration in the amount of such excess (the “PTMN Consideration”).

With respect to the PTMN Consideration, HCAP stockholders have the ability to elect to receive such consideration in the form of cash or PTMN common stock, subject to the conditions and limitations in the Merger Agreement, with the exchange ratio for the total consideration to be paid by PTMN in the Merger being determined by the net asset value of HCAP and PTMN as of the closing, calculated as of 5:00 p.m., Eastern Time two days prior to the closing of the Merger. HCAP stockholders who do not validly make an election to receive cash will be deemed to have elected to receive shares of PTMN common stock with respect to the PTMN Consideration received in exchange for their shares of HCAP common stock. HCAP stockholders may receive consideration from PTMN that includes both cash and stock, depending on their election and the elections of other stockholders.

HCAP’s stockholders of record wishing to make an election must deliver a properly completed Election Form (along with all other documents and materials referred to in the Election Form) to American Stock Transfer & Trust Company, LLC, the exchange agent, no later than the Election Deadline of 5:00 p.m., Eastern Time, on June 2, 2021.

Stockholders of HCAP who hold their shares through a bank, broker or other nominee may be subject to an earlier deadline than the Election Deadline for making their elections, based on the instructions of their brokers, banks or other nominees or trustees, and should carefully read such instructions regarding making an election. HCAP stockholders are encouraged to consult with their broker, bank or other nominee as soon as possible regarding these instructions.

The election materials do not provide for a guaranteed delivery procedure. HCAP stockholders bear the risk of ensuring proper and timely delivery of their election materials.

HCAP stockholders are notified that any election made with respect to their shares of HCAP common stock will be withdrawn upon any subsequent transfer of such shares. As a result, unless the transferee makes a new election prior to the Election Deadline, the transferee will be deemed to have elected to receive stock with respect to the PTMN Consideration received in exchange for such shares of HCAP common stock. Any HCAP stockholder that receives shares of HCAP common stock after the Election Deadline will be deemed to have elected to receive stock with respect to the PTMN Consideration received in exchange for such shares of HCAP common stock.

The Election Form was sent to HCAP’s stockholders of record on or about April 23, 2021.  HCAP stockholders may obtain additional copies of the election materials by contacting D.F. King & Co., Inc., at 800-949-2583 (Toll-Free), 212-269-5550 (for banks and brokers) or at hcap@dfking.com.

A more detailed description of the consideration to which HCAP stockholders are entitled and the procedures applicable to elections is contained in the Proxy Statement/Prospectus dated April 20, 2021, copies of which may be obtained for free by following the instructions below. The Election Deadline does not alter the deadline for stockholders of HCAP to vote on the proposals to be presented for approval at HCAP’s upcoming special meeting of stockholders.

About Harvest Capital Credit Corporation

Harvest Capital Credit Corporation (NASDAQ: HCAP) provides customized financing solutions to privately held small and mid-sized companies in the U.S., generally targeting companies with annual revenues of less than $100 million and annual EBITDA of less than $15 million. HCAP’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of senior debt, subordinated debt and, to a lesser extent, minority equity investments. HCAP is externally managed and has elected to be treated as a business development company under the Investment Company Act of 1940.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (NASDAQ: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. PTMN’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. PTMN’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors L.P.

Forward-Looking Statements

This communication contains forward-looking statements that involve substantial risks and uncertainties, including statements regarding the completion of the transaction between HCAP and PTMN. The use of words such as “anticipates,” “believes,” “intends,” “plans,” “expects,” “projects,” “estimates,” “will,” “should,” “may” and similar expressions identify any such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the timing or likelihood of the transaction closing, (ii) the expected synergies and savings associated with the transaction, (iii) the expected elimination of certain expenses and costs due to the transaction, (iv) the percentage of HCAP stockholders voting in favor of the transaction, (v) the possibility that competing offers or acquisition proposals for HCAP will be made, (vi) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to obtain HCAP stockholder approval, (vii) risks related to diverting the respective management’s attention from HCAP’s and PTMN’s ongoing business operations, (viii) the risk that stockholder litigation in connection with the transactions contemplated by the merger agreement may result in significant costs of defense and liability, (ix) the future operating results of HCAP’s or PTMN’s portfolio companies or of the combined company, (x) regulatory factors, (xi) changes in regional or national economic conditions, including but not limited to the impact of the COVID-19 pandemic, and their impact on the industries in which HCAP and PTMN invest, and (xii) other changes in the conditions of the industries in which HCAP and PTMN invest and other factors enumerated in HCAP’s and PTMN’s respective filings with the U.S. Securities and Exchange Commission (the “SEC”), including PTMN’s registration statement on Form N-14, as amended, which includes a proxy statement/prospectus (as amended, the “Registration Statement”), which was declared effective by the SEC on April 20, 2021, PTMN’s prospectus, which was filed by PTMN with the SEC on April 20, 2021 (the “Prospectus”), and HCAP’s definitive proxy statement, which was filed by HCAP with the SEC on April 21, 2021 (the “Proxy Statement” and, together with the Prospectus, the “Proxy Statement/Prospectus”). You should not place undue reliance on such forward-looking statements, which speak only as of the date of this communication. PTMN and HCAP undertake no obligation to update any forward-looking statements made herein, unless required by law. You should, therefore, not rely on these forward-looking statements as representing the views of HCAP or PTMN as of any date subsequent to the date of this communication. You should read this communication and the documents referenced in this communication completely and with the understanding that actual future events and results may be materially different from expectations. PTMN and HCAP qualify all forward-looking statements by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed transaction, including seeking to obtain HCAP stockholder approval in connection therewith, PTMN and HCAP have filed certain materials with the SEC, including, among other materials, the Registration Statement and the Proxy Statement/Prospectus. The Registration Statement was declared effective by the SEC on April 20, 2021, and the Proxy Statement/Prospectus was first mailed to HCAP’s stockholders on or around April 22, 2021 to seek approval of the proposed transaction. The Registration Statement and the Proxy Statement/Prospectus each contain important information about HCAP, PTMN, the proposed transaction and related matters. This communication is not a substitute for the Proxy Statement/Prospectus or the Registration Statement to which it pertains or for any other document that HCAP or PTMN may file with the SEC and send to HCAP’s stockholders in connection with the proposed transaction. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. STOCKHOLDERS OF HCAP ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN/WILL CONTAIN IMPORTANT INFORMATION ABOUT HCAP, PTMN, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders are able to obtain the documents filed with the SEC free of charge at the SEC’s website, http://www.sec.gov, or for documents filed by HCAP, from HCAP’s website at http://www.harvestcapitalcredit.com and for documents filed by PTMN, from PTMN’s website at www.portmanridge.com.

Participants in the Solicitation

HCAP, its directors, certain of its executive officers and certain employees and officers of HCAP Advisors, LLC and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of HCAP is set forth in the Proxy Statement/Prospectus. PTMN, its directors, certain of its executive officers and certain employees and officers of Sierra Crest and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of PTMN is set forth in the Proxy Statement/Prospectus. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction can also be found in the Registration Statement and the Proxy Statement/Prospectus. These documents may be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication is not, and under no circumstances is it to be construed as, a prospectus or an advertisement and the communication of this communication is not, and under no circumstances is it to be construed as, an offer to sell or a solicitation of an offer to purchase any securities in PTMN, HCAP or in any fund or other investment vehicle.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd floor

New York, NY 10022

info@portmanridge.com

Jason Roos

jason.roos@bcpartners.com

(212) 891-5007

Jeehae Linford

The Equity Group Inc.

jlinford@equityny.com

(212) 836-9615

Harvest Capital Credit Corporation

Joseph A. Jolson

Chairman & Chief Executive Officer

jjolson@harvestcaps.com

(415) 835-8970

William E. Alvarez, Jr.

Chief Financial Officer

balvarez@harvestcaps.com

(212) 906-3589

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